Exhibit 10.1

ICC MODEL CONTRACT | DISTRIBUTORSHIP

Model Form of International

Sole5 Distributorship Contract

ICC Distributorship Contract (Sole Importer-Distributor)

Between	CleanCore Solutions, Inc

whose registered office is at
5920 South, 118th Circle, Omaha, NE 68137, United States of America
(hereinafter called “the Supplier”)
Legal form Nevada corporation
Registration No __________________________________

and	Consensus B.V. whose registered office is at Caïrostraat 97, 3047BB Rotterdam, Netherlands (hereinafter called “the Distributor”) Legal form Private company Registration No 72532815

IT IS AGREED AS FOLLOWS:[13]

Article 1	TERRITORY AND PRODUCTS

1.1	The Supplier grants and the Distributor accepts the exclusive right to market the products listed in Annex I, § 1 (hereinafter called “the Products”) in the territory defined in Annex I, § 2 (hereinafter called “the Territory”) to the customers (hereinafter called “Contractual Customers”), as defined in Annex I, § 3. Contractual Customers are all customers, except the Excluded Customers (if any) listed in Annex I, § 3.

1.2	If the Supplier decides to market any other products in the Territory, it shall so inform the Distributor in order to discuss the possibility of including such other products within the Products defined under Article 1.1. However, the above obligation to inform the Distributor does not apply if, in consideration of the characteristics of the new products and the specialization of the Distributor, it is not to be expected that such products may be marketed by the Distributor (e.g. products of a completely different range).

Article 2	GOOD FAITH AND FAIR DEALING

2.1	In carrying out their obligations under this Contract the parties will act in accordance with good faith and fair dealing.

2.2	The provisions of this Contract, as well as any statements made by the parties in connection with this distributorship relationship, shall be interpreted in good faith.

Article 3	DISTRIBUTOR’S FUNCTIONS

3.1	The Distributor sells in its own name and for its own account, the Products supplied by the Supplier. Distributor receives the first stock of the Products from Supplier on consignment. Supplier shall pay the succeeding deliveries within 45 days after receipt. An extra test stock can be arranged and delivered on consignment by mutual agreement.

3.2	The Distributor agrees to efficiently promote the sale of the Products in the Territory in accordance with the Supplier’s policy and shall protect the Supplier’s interests with the diligence of a responsible businessperson.

3.3	The Distributor has no authority to act in the name or on behalf of the Supplier or in any way to bind the Supplier towards third parties, unless previously and specifically authorized in writing to do so by the Supplier.

13	Parties may wish to include certain introductory paragraphs describing the history of their relationship, for example to state that the contract continues a prior relationship.

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MODEL FORM OF INTERNATIONAL SOLE DISTRIBUTORSHIP CONTRACT

3.4	The Distributor may, in exceptional cases in which it is not in a position to buy and resell, propose such business to the Supplier for a direct sale to the customer. For such activity as intermediary the Distributor will receive a commission as set out in Annex II, § 1 (if completed) or otherwise to be agreed upon case by case, to be calculated and paid according to Annex II, § 3. It is expressly agreed that such activity as intermediary, to the extent it remains of an accessory character, does not modify the legal status of the Distributor as a trader acting in its own name and for its own account.

Article 4	UNDERTAKING NOT TO COMPETE

4.1	Distributor is granted non-exclusive right to market, sell and support business opportunities outside of the “exclusive territory” in a manner consistent with good-faith communication and verbal or written approval from Supplier. Supplier acknowledges that Distributor sells, markets, develops and manufactures ozone technology based products on a global scale. Supplier agrees not to compete nor copy products developed and or sold by Distributor. Distributor agrees not to compete nor copy existing products of Supplier. Distributor may or may not have future product engineering, R & D, manufacturing, and sales of additional ozone and sustainability technologies. If the Distributor business model changes and Distributor begins developing new solutions, Parties are responsible to keep informed and provide transparency to Parties of developments as part of this “good-faith”contractual agreement.

4.2	The Distributor is entitled to represent, manufacture, market or sell any products which are not competitive[15] with the Products, provided he informs the Supplier in advance of such activity and provided the exercise of such activity does not prejudice the fulfilment of its obligations under this contract.

4.3	The Distributor declares that it represents (and/or manufactures, markets or sells, directly or indirectly) on the date on which this contract is signed the products listed in Annex III.

Article 5	SALES ORGANIZATION

The Distributor shall set up and maintain an adequate organization for sales and, where appropriate, after-sales service, with all means and personnel as are reasonably necessary in order to ensure the fulfilment of its obligations under this Contract for all Products and throughout the Territory.[16]

Article 6	MARKETING STRATEGIES — ADVERTISING AND FAIRS

6.1	The parties shall discuss in advance the marketing programme for each year. All advertising materials, including digital, must be approved by the Supplier in advance. The costs of agreed advertising and other marketing activities shall be shared between the parties in accordance with Annex IV, § 1 (if completed); otherwise each party will bear the marketing expenses it has incurred. Each year Supplier pays the distributor a contribution in the costs for Advertising & Promotion of 5 % paid annually based off of gross sales.

6.2	The Supplier shall provide Distributor, at Supplier’s discretion, with brochures, leaflets, technical and commercial information on the Products, as a support for its marketing activity. Parties shall agree on sharing possible costs of translation and adaptation of such materials. All promotional materials delivered shall remain the exclusive property of Supplier, undertaking Distributor to return them to Supplier upon contract termination.

6.3	The parties shall agree on their participation in fairs, exhibitions, and other promotional activities within the Territory. The costs of the Distributor’s participation in such fairs, exhibitions and other promotional activities shall be apportioned between the parties as indicated in Annex IV, § 2.

6.4	The parties may agree on a detailed marketing strategy on the basis of the indications contained in Annex V.[17]

14	The distributor is therefore free to market competing products in other territories. In special situations (e.g., where a relationship between the distributor and a particular competitor of the supplier would substantially impair the confidence between the parties or negatively affect the protection of confidential information), the parties may agree to extend the non-competition obligation beyond the contractual territory.
15	In certain cases the parties may wish to extend the non-competition obligation to the sale of non-competing products supplied by a manufacturer who is a competitor of the supplier. Such prohibition may be justified in cases where a relationship with a competitor of the supplier may impair the confidence between the parties and/or conflict with the need to protect confidential information.
16	The parties may specify in more detail the obligations to be performed: e.g., the nature of the sales premises, qualifications of tech- nical staff, number of sub-distributors, etc. (see also Article 15.2, below). They may also, if appropriate, cover this subject matter in a separate contract.
17	The parties may agree on certain marketing rules such as the Consolidated ICC Code of Advertising and Marketing Communication Practice published on 01/08/2011, available at http://www.iccwbo.org/advocacy-codes-and-rules/document-centre/2011/advertis- ing-and-marketing-communication-practice-(consolidated-icc-code)/

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ICC MODEL CONTRACT | DISTRIBUTORSHIP

Article 7	CONDITIONS OF SUPPLY — PRICES

7.1	The Supplier shall supply all Products ordered, subject to their availability, and provided payment of the Products is adequately warranted. The Supplier may not unreasonably reject orders received from the Distributor; in particular, a repeated refusal of orders contrary to good faith (e.g. if made for the purpose of hindering the Distributor’s activity) shall be considered as a breach of contract by the Supplier.

The Supplier agrees to make its best efforts to fulfil the orders it has accepted.[18]

7.2	The prices payable by the Distributor shall be those set forth in the Supplier’s price list in force at the time the order is received by the Supplier with the discount, delivery conditions and lead time indicated in Annex VI, § 2.[20] Unless otherwise agreed, such prices are subject to change at any time, subject to six month’s notice.[21]

7.3	The Distributor agrees to comply, with the utmost care, with the terms of payment agreed upon between the parties.[22]

7.4	It is agreed that the Products delivered remain the Supplier’s property until the Supplier has received payment in full.[23]

Article 8	SALES TARGETS — GUARANTEED MINIMUM TARGET[24]

8.1	The parties may agree annually on the sales targets for the forthcoming year. The first ittiration to be completed no later than January 31st and not before January 1st.

8.2	The parties shall make their best efforts to attain the targets agreed upon, but the non-attainment shall not be considered as a breach of the contract by a party, unless that party is clearly at fault.

8.3	In Annex VII the parties may agree on a Guaranteed Minimum Target and on the consequences of its non- attainment.

Article 9[25]	SUB-DISTRIBUTORS OR AGENTS

9.1	The Distributor may appoint sub-distributors or agents for the sale of the Products in the Territory, provided the Distributor informs the Supplier before the engagement.

9.2	The Distributor shall be responsible for its sub-distributors or agents.

Article 10	SUPPLIER TO BE KEPT INFORMED

10.1	The Distributor shall exercise due diligence to keep the Supplier informed about the Distributor’s activities, market conditions and the state of competition within the Territory. The Distributor shall answer any reasonable request for information made by the Supplier.[26]

10.2	The Distributor shall exercise due diligence to keep the Supplier informed about: (i) the laws and regulations which are applicable in the Territory and relate to the Products (e.g. import regulations, labelling, technical specifications, safety requirements, etc.), and (ii) as far as they are relevant for the Supplier, the laws and regulations concerning the Distributor’s activity.

18	It is understood that the Supplier is not obliged to supply the Products whenever their sale to the Distributor is prohibited under the applicable law (e.g. in case of sanctions, embargo, etc.).
19	This is the more frequently used solution, which corresponds to the needs of the Supplier. However, the Distributor may not agree with all the provisions of general conditions drafted by the Supplier, and may ask to modify clauses it considers too much in favour of the other party. Parties may also wish to consult the General Conditions of the ICC Model International Sale Contract, ICC Publication No. 738, available for sale at: http://www.iccbooks.com/Product/ProductInfo .aspx?id=686
20	The parties may incorporate the current price list (or a special price list) in Annex I, together with the list of contractual products.
21	It is usual that the supplier retains the right to modify prices, provided he or she gives an appropriate notice. However, an abuse of this right (e.g., an unjustified price increase with respect to a particular distributor) may conflict with Article 2. In order to avoid abus- es, parties may agree that the distributor will be granted the most-favored customer condition.
22	Payment conditions will normally be governed by the Supplier’s general conditions of sale, or agreed upon case by case. Parties may however decide to expressly agree in the Contract on the payment conditions to be applied to future sales to the Distributor (e.g. payment by documentary credit, payment on open account possibly backed by a bank guarantee, payment by documentary collec- tion). For further details, consult the ICC Model International Sale Contract, ICC Publication No. 738, available for sale at: http://www. iccbooks.com/Product/ProductInfo .aspx?id=686.
23	The effectiveness of this clause depends on the law applicable in the country where the goods are, and may therefore be invalid in certain countries.
24	A distinction is made between a ‘sales target’ (Articles 8.1 and 8.2) the non-attainment of which does not, in principle, involve a con- tract breach, and a ‘guaranteed minimum target’ (Article 8.3), which implies a possible contract termination (or other consequences) in case of non-attainment. The sales target is meant to give a realistic objective to pursue, whilst the guaranteed minimum should be the ultimate sanction against a distributor who is failing in the performance of its task. If the parties wish to agree upon such ‘guaran- teed minimum target’, they must fill in Annex VII.
25	In certain circumstances it may be advisable to add a clause providing that each party agrees not to engage subagents and/or em- ployees of the other party.
26	Parties are advised explicitly to address whether or not the customer list is included in the information obligation.

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MODEL FORM OF INTERNATIONAL SOLE DISTRIBUTORSHIP CONTRACT

Article 11	RESALE PRICES

The Distributor is free to fix the resale prices of the Products, with the only exception of maximum sales prices that the Supplier may impose. The Supplier may indicate “non binding” resale prices, provided this does in no way limit the Distributor’s right to grant lower prices.

Article 12	SALES OUTSIDE THE TERRITORY — INTERNET

12.1 A27á	á
The Distributor agrees not to actively promote sales (e.g. through advertising, establishing branches or distribution depots) outside the contractual Territory reserved by the Supplier exclusively for itself or allocated by the Supplier to other exclusive distributors or buyers.[29]

12.2	The Distributor may promote the Products through the Internet, but may not use the Supplier’s trademarks, trade names, symbols and other Intellectual property rights without previously agreeing in writing with the Supplier the details of such use. The pricing will also not be published online without prior consent..[30]

Article 13	SUPPLIER’S TRADEMARKS, TRADE NAMES AND SYMBOLS

13.1	The Distributor shall use the Supplier’s trademarks, trade names and symbols for the purpose of identifying and advertising the Products, within the scope of this Contract.

13.2	The Distributor shall not register nor have registered on its behalf any trademarks, trade names, or symbols of the Supplier (or which are confusingly similar with the Supplier’s), or use such as domain names or metatags, in the Territory or elsewhere.[31]

13.3	The right to use the Supplier’s trademarks, trade names and symbols, as provided for under the first paragraph of this Article, shall cease immediately for the Distributor, on the expiration or termination, for any reason, of the present Contract.

13.4	The Distributor shall notify the Supplier of any infringement of the Supplier’s trademarks, trade names and symbols as well as of any act of unfair competition or illegal trade practice in relation thereto that comes to its attention.

Article 14	CONFIDENTIAL INFORMATION

Each party agrees not to disclose to third parties any Confidential Information disclosed to it by the other party in the context of this Contract in conformity with the ICC Model Confidentiality Clause at Annex VIII. This Article 14 survives the termination of this Contract.

Article 15	STOCK OF PRODUCTS AND SPARE PARTS — AFTER SALES SERVICE

15.1	The Distributor agrees to maintain at its own expense, for the whole term of this Contract, a stock of Products and spare parts (on consignment) sufficient for the normal needs of the Territory, and in any case at least as indicated in Annex IX.

15.2	The Distributor agrees to provide after sales service according to the terms and conditions set out in Annex IX, provided such Annex has been completed.

27	This clause is in accordance with Regulation 330/2010 and should therefore be used within the European Union. It may be useful to underline that under Regulation 330/2010 the distributor cannot be prevented from selling in territories that have not been reserved to the Supplier or granted to others on an exclusive basis.
28	This alternative is contrary to EU antitrust law, and should therefore be avoided in contracts with distributors of the European Union. This means that the
29	distributor must remain free to accept unsolicited orders from customers established outside the Territory (passive sales).
30	The Supplier is entitled to ensure that the use by the Distributor of Supplier’s trademarks for promoting the contractual products fully complies with Supplier’s prescriptions. However, using this right for the purpose of hindering the Distributor in its recourse to the Internet might be considered a restriction of competition.
31	It is of course preferable that the supplier registers its trademarks in the distributor’s country. However if this is not possible (or too expensive), it is in any case important to provide an express prohibition, since under most trademark laws a registration made in breach of an express agreement may be invalidated. Moreover the prohibition also covers trademarks which are confusingly similar.

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ICC MODEL CONTRACT | DISTRIBUTORSHIP

Article 16	SOLE DISTRIBUTORSHIP

16.1	The Supplier shall not, during the term of this Contract, grant any other person or undertaking (including a subsidiary of the Supplier) within the Territory the right to represent or market the Products. The Supplier shall furthermore refrain from selling to customers established in the Territory, except pursuant to the conditions set out under Article 17 hereafter.[32]

[32]

Article 17	DIRECT SALES

17.1	The Supplier shall be entitled to deal directly with the special customers listed in Annex II, § 2; in respect of the sales to such customers the Distributor may be entitled to a commission, if any, as provided for in Annex II, § 2. This article shall not apply if § 2 of Annex II (Special customers commission) has not been completed by the parties.

17.2	Whenever a commission is due to the Distributor, it shall be calculated and paid according to

Article 18	DISTRIBUTOR TO BE KEPT INFORMED

18.1	The Supplier shall provide the Distributor free of charge with all documentation relating to the Products (brochures, etc.) reasonably needed by the Distributor for carrying out its obligations under the Contract.[33] The Distributor shall return to the Supplier, at the end of this Contract, all documents that have been made available to it by the Supplier and that remain in its possession.

18.2	The Supplier shall provide the Distributor with all other information reasonably needed by the Distributor for carrying out its obligations under the Contract including without limitation any information regarding a material decrease in its supply capacity.

18.3	The Supplier shall keep the Distributor informed of any relevant communication with customers in the Territory. If the Supplier expects that its capacity of supply will be significantly lower than that which the Distributor could normally expect, it will inform the Distributor within a reasonable time.

18.4	Supplier guarantees Distributor that the Products are certified en meet all legal requirements within the Territory. In case local authorities within the Territory opposes against the sales of the Products in their country or prohibit sales for whatever reason, both Distributor and Supplier will try to solve the problem. All legal costs as well as costs of necessary research in order to obtain a license/permit will be born by Supplier. Supplier has closed a sufficient Products Liability Insurance and confirms that Distributor is beneficiary on that policy for the sales within the Territory. In case of product-recall Supplier and Distributor shall inform each other immediately and both try to solve the problem. All costs of a product-recall will be born by Supplier.

32	This alternative is contrary to EU antitrust law, and should therefore be avoided in contracts with EU distributors, as well as in con- tracts with distributors outside the European Union, if there is a risk that they might resell (in absence of the clause) within the EU.
33	Parties may further specify in the contract if such documentation should be adapted to the distributor’s market or if the distributor should make the necessary modifications at its own expense.

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MODEL FORM OF INTERNATIONAL SOLE DISTRIBUTORSHIP CONTRACT

Article 19	TERM OF THE CONTRACT

19.1 A34 á		á
This Contract enters into force on ______________________ and shall remain in force until terminated according to Articles 19.2 or 20, but shall in any case expire (if not terminated earlier) after a period of five years from the date of its entry into force. The parties agree to meet at least three months before the end of the five years’ period in order to discuss the possibility of entering into a new contract after its expiration.	______________________	______________________

19.2 A á
This Contract may be terminated by either party at any time by notice given in writing by means of communication ensuring evidence and date of receipt (e.g. registered mail with return receipt, special courier), not less than 4 months in advance. If the Contract has been replaced by a new contract after the five years’ period, the period of notice will be 6 months.[36] The end of the period of notice must coincide with the end of a calendar month.

Article 20	EARLIER TERMINATION

20.1	Each party may terminate this Contract with immediate effect, by notice given in writing by means of communication ensuring evidence and date of receipt (e.g. registered mail with return receipt, special courier), in case of a substantial breach by the other party of the obligations arising out of the Contract, or in case of exceptional circumstances justifying the earlier termination.

20.2	Any failure by a party to carry out all or part of its obligations under the Contract resulting in such detriment to the other party as to substantially deprive such other party of what it is entitled to expect under the Contract, shall be considered a substantial breach for the purpose of Article 20.1. above. Circumstances in which it would be unreasonable to require the terminating party to continue to be bound by this Contract, shall be considered as exceptional circumstances for the purpose of Article 20.1. above.

20.3	The parties hereby agree that the violation of the provisions under Articles 4 (Undertaking not to compete), 7.5 (Respect of agreed payment conditions) and 13.2 (Unauthorized registration of the suppliers’ trademarks by the distributor) and 16 (respect of exclusive rights by the supplier)[38] of the present Contract is to be considered, as a substantial breach of the Contract. Moreover, any violation of the contractual obligations may be considered as a substantial breach, if such violation is repeated notwithstanding a request by the other party to fulfil the contractual obligations.

34	This alternative A has been worked out in order to comply with the EU antitrust rules. Since Regulation 330/2010 does not allow the non-competition clause (Article 4 of the model contract) to last for more than five years and since this clause is essential for the per- formance of the contract, Article 19.A limits the contract duration to a maximum period of five years. Of course the parties may enter into a new contract at the end of the five-year period.
35

This alternative B is very similar to option A: the only difference is that the clause does not foresee the maximum duration of 5 years requested by EU antitrust law. This clause should be considered as complying with the EU antitrust rules if the market share of each of the parties does not exceed 15% on any of the relevant markets affected by the agreement (see Commission notice on agreements of minor importance, 2014/C 291/01).

36	The parties may of course agree on shorter or longer periods of notice. It is however recommended that the period should be long enough to allow the parties to adapt themselves to the new situation created by the termination. This necessity should in particular be taken into account when the distributor agrees to make substantial investments specifically for the sale of the goods of the Supplier
37	This alternative C may also be used when the parties wish to have a trial period. If they wish that after such period the contract will be for an indefinite time, they must change appropriately article 19.2.
38	The parties may make reference here to those articles for which a breach is considered of particular importance. This may be the case for Articles 4 (undertaking not to compete), 7.5 (respect of agreed payment conditions), 8.3 (guaranteed minimum target: if agreed), 13.2 (unauthorized registration of the manufacturer’s trademarks by the distributor) and 16 (respect of exclusive rights by the manu- facturer). It is recommended that the use of this Article be limited to really important obligations only.

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ICC MODEL CONTRACT | DISTRIBUTORSHIP

20.4	Furthermore, the parties agree that the following situations shall be considered as exceptional circumstances which justify the earlier termination by the other party: bankruptcy, moratorium, receivership, liquidation or any kind of arrangement between debtor and creditors,[39] or any other circumstances which are likely to affect substantially one party’s ability to carry out its obligations under this Contract.

20.5	If the parties have filled in Annex XI, the Contract may also be terminated by the Supplier with immediate effect in case of change of control, ownership and/or management of the Distributor company, according to the provisions set forth in Annex XI. This also applies for a change within the Distributor; in case of a change within Supplier Supplier guarantees Distributor that this contract shall be executed till the end-date on the same conditions whereby Distributor will get the best prices.[40]

20.6	If a party terminates the Contract according to this Article, but it is thereafter ascertained that the reasons put forward by that party did not justify the earlier termination, the termination will be effective, but the other party will be entitled to damages for the unjustified earlier termination. Such damages will be equal to the gross profits of the sale of the Products for the period the Contract would have lasted in case of normal termination, based on the turnover of the preceding year, unless the damaged party proves that the actual damage is higher (or, respectively, the party having terminated the Contract proves that the actual damage is lower). The above damages are in addition to the indemnity which may be due under Article 21.

Article 21	GOODWILL INDEMNITY

21 B á

21.1	In case of termination by the Supplier for reasons other than a substantial breach by the Distributor, the latter shall be entitled to an indemnity according to Annex XII.

21.2	The goodwill indemnity under this Article 21 (“Contractual Indemnity”) is in lieu of any goodwill indemnity or equivalent compensation the Distributor may be entitled to by virtue of rules of law applicable to the present Contract (“Statutory Indemnity”) and will consequently replace such Statutory Indemnity (if any). However, in case the Distributor’s right to the Statutory Indemnity cannot be validly replaced by the Contractual Indemnity under the applicable law, Article 21.1 will not apply and the Distributor will be entitled to the Statutory Indemnity in lieu of the Contractual Indemnity set out in this Article 21.1 hereabove.

21.3	The above provision does not affect the Distributor’s right to claim damages for breach of Contract as far as the termination by the Supplier amounts to such a breach, and is not already covered by Article 20.6

Article 22	RETURN OF DOCUMENTS AND PRODUCTS IN STOCK

22.1	Upon expiry of this Contract the Distributor shall return to the Supplier all promotional material and other documents and samples which have been supplied to it by the Supplier and are in the Distributor’s possession.

22.2	At the Distributor’s option, the Supplier will buy from the Distributor all Products the latter has in stock, provided they are still currently sold by the Supplier and are in new condition and in original packaging, at the price originally paid by the Distributor. Products not so purchased by the Supplier must be sold by the Distributor in accordance with the Contract on usual terms.

39	Although provisions of this kind are commonly found in distributorship and agency agreements, it should be reminded that in several countries clauses which provide for the earlier termination in case of bankruptcy or similar proceedings are unlawful under such law. In cases where the
40	distributor is a company, the supplier may have entered into the contract in reliance on a particular individual remaining active within the organization. Annex XI can be completed to cover this situation.
41	This provision may be contrary to mandatory rules of certain countries. See, Introduction, §5
42	This broad definition is meant to cover any compensation to be paid in case of contract termination, independent from a breach of contract by the supplier, including payments that are no defined as an ‘indemnity’ or ‘goodwill indemnity’.

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MODEL FORM OF INTERNATIONAL SOLE DISTRIBUTORSHIP CONTRACT

Article 23	RESOLUTION OF DISPUTES

23.1	The parties may at any time, without prejudice to Article 23.2, seek to settle any dispute arising out of or in connection with this Distributorship Contract in accordance with the ICC Mediation Rules.[43]

23.2 A á Arbitration

Subject to Art 23.1, all disputes arising out of or in connection with the present distributorship Contract shall be submitted to the International Court of Arbitration of the International Chamber of Commerce and shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.[44]

____________________ ____________________

Article 24	APPLICABLE LAW

24 A á General principles		24 B á National law

24.1	Any questions relating to this Contract which are not expressly or implicitly settled by the provisions contained in this Contract shall be governed, in the following order:	24.1	This Contract is governed by the laws of ____________________________ (name of the country the law of which is to apply)[45] regardless of the conflict of law rules of that country.

(a)	by the principles of law generally recognized in international trade as applicable to international distributorship contracts,

(b)	by the relevant trade usages, and

(c)	by the UNIDROIT Principles of International Commercial Contracts, with the exclusion — subject to the second paragraph of this clause — of national laws.

The parties agree that in any event consideration shall be given to mandatory provisions of the law of the country where the Distributor is established which would be applicable even if the Contract is governed by a foreign law (overriding mandatory rules). Any such provisions will be taken into account to the extent they embody principles which are universally recognized and provided their application appears reasonable in the context of international trade.

24.2	The sale contracts concluded between the Supplier and the Distributor within this Distributorship Contract will be governed by the United Nations Convention on Contracts for the International Sale of Goods (Vienna Convention of 1980, hereafter referred to as CISG), and to the extent that such questions are not covered by CISG and that no applicable law has been agreed upon, by reference to the law of the country where the Supplier has its business.

Article 25	AUTOMATIC INCLUSION UNDER THE PRESENT CONTRACT

25.1	If the parties have not made a choice between the alternative solutions provided in Articles 12, 16.2, 16.3, 19, 21, 23.2 and 24.1 under the letters A and B, by deleting one of the alternatives, and provided they have not expressly made a choice by other means, alternative A shall be considered applicable.

25.2	The Annexes attached to this model form an integral part of the Contract. Annexes or parts of Annexes which have not been completed will be effective only to the extent and under the conditions indicated in this Contract.

43	The ICC Mediation Rules can be found on the web site http://www.iccwbo.org/products-and-services/arbitration-and-adr/mediation/rules/. Parties
44	should choose whether to appoint one or more arbitrators
45	This model form has been prepared on the assumption that it would not be governed by a specific national law (as stated in alter- native A of Article 24.1.). If the parties prefer nevertheless to submit the agreement to a national law, they should carefully check in advance, if the clauses of the model conform to the mandatory provisions of the law they have chosen.

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Article 26	PREVIOUS AGREEMENTS — MODIFICATIONS — NULLITY — ASSIGNMENT

26.1	This Contract replaces any other preceding agreement between the parties on the subject, except for any preexisting confidentiality agreements.

26.2	No addition or modification to this Contract shall be valid unless agreed in writing. However, a party may be precluded by its conduct from asserting the invalidity of additions or modifications not made in writing to the extent that the other party has relied on such conduct.

26.3	If any provision or clause of this Contract is found to be null or unenforceable, the Contract will be construed as a whole to effect as closely as practicable the original intent of the parties; however, if for good cause, either party would not have entered into the Contract knowing the interpretation of the Contract resulting from the foregoing, the Contract itself shall be null.

26.4	The present Contract cannot be assigned without the prior written agreement of the parties.

Article 27	AUTHENTIC TEXT

The English text of this Contract is the only authentic text.[46]

Made in	The Netherlands	on the	10-09-2024

The Supplier	CleanCore Solutions Inc.		(1)

The Distributor	Consensus B. V.		(2)

(1)	/s/ Clayton Adams

(2)	/s/

46	If the contract is written in another language, this clause should of course be modified to indicate the language of the contract.

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Annex I

PRODUCTS AND TERRITORY

(Article 1.1)

§ 1	PRODUCTS

Power caddy, Power MINIcaddy, 3.0 Fill station, 1.0 Fill station, CCS Ice Machine

If this paragraph 1 of Annex I has not been filled in, all products manufactured and/or sold by the Supplier at present and in the future shall be considered as “Products” for the purpose of this Contract.[47]

§ 2	TERRITORY

European Union, United Kingdom, Bahrain, Kuwait, Oman, Qatar, Saudi Arabia, United Arab Emirates

If this paragraph 2 of Annex I has not been filled in, the whole territory of the country where the Distributor has its place of business will be considered as “Territory” for the purpose of this Contract.

§ 3	CONTRACTUAL CUSTOMERS[48]
The categories of customers to which this distributorship agreement applies are all customers established in the Territory, except the following Excluded Customers:

● duty free shops

● third-party web portals

● public administration bodi

● _______________________(other)

Excluded Customers remain outside the scope of the distribution contract and in particular of the exclusivity granted in Article 16 and of the right to commission under Article 17.

If this paragraph 3 of Annex I has not been filled in, all the customers in the Territory will be considered as “Contractual Customers ” for the purpose of this contract.

47	If the parties choose this solution (including any future products in the contract) problems may arise in case of conflict between new products from the Supplier and products of other manufacturers already represented by the Distributor. If such problems are foresee- able, the parties should define appropriate rules for solving the conflict.
48	Parties may define market segments here or withdraw individual customers who are already customers of the Supplier.

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Annex II

Commission on direct sales

§ 1	NORMAL COMMISSION (ARTICLE 3.4.)

When acting as an intermediary, in conformity with Article 3.4., the Distributor is entitled to a commission of ____________%

§	SPECIAL CUSTOMERS COMMISSION (ARTICLE 17)[49]

On all direct sales to the following customers the Distributor is entitled to the following commission:

______________________________________________________________________. ____________%

______________________________________________________________________. ____________%

______________________________________________________________________. ____________%

______________________________________________________________________. ____________%

§ 3	CALCULATION AND PAYMENT OF COMMISSION

3.1	Commission shall be calculated on the EXW Incoterms® rule reference value, irrespective of the Incoterms rule chosen in the contract of sale.[50]

3.2	The Distributor shall acquire the right to commission after full payment by the customers of the invoiced price. In case of partial payment made in compliance with the sales contract, the Distributor shall be entitled to a proportional payment.

3.3	Except as otherwise agreed, the commission shall be calculated in the currency of the sales contract in respect of which the commission is due.

3.4	To the extent allowed by applicable law, any taxes imposed on the Distributor’s commission in the Territory are for the Distributor’s account.

49	If the supplier wishes to include further customers in this list, he or she will require the agreement of the distributor. Parties may provide that in such case the supplier pays a goodwill indemnity on the turnover of such customers, if they have been acquired previous- ly by the distributor.
50	Please note that the ICC does not recommend the Incoterms® EXW as the selected trade term for international sales.

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Annex III

Products and suppliers represented by the distributor

(Article 4.3)

The Distributor hereby declares that it represents (and/or manufactures, markets or sells, directly or indirectly) on the date on which this Contract is signed, the following products for the following suppliers:

SUPPLIER	PRODUCTS

ENOZO TECHNOLOGIES	ENOZO PRO/ HOME/ WASH/ ECO- I CE and Cartridge/ ETC

QUAIL SYSTEMS	QUAIL NANOZONE WASH/ OZ Portable/ OZ PRO/ Vortex/ ETC

O3 WATER WORKS	O3 Laundry/ Laundry +PLUS

CONSENSUS GROUP	Consensus Spraybottle Domestic and Pro/ E- ICE Units

_______________________________________________	Agricultural and medical ozone technology related products

_______________________________________________	_______________________________________________

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ICC MODEL CONTRACT | DISTRIBUTORSHIP

Annex IV

Advertising, fairs and exhibitions

(Article 6)

§ 1	ADVERTISING AND OTHER MARKETING EXPENSES (ARTICLE 6.1)

Except as otherwise agreed in writing, the costs of agreed advertising and other marketing expenses shall be shared between the parties as follows:

Supplier:__________%
Distributor:________%

If the spaces left blank in the above paragraph are not filled in by the parties, each party will bear the advertising costs it has incurred.

§ 2	FAIRS AND EXHIBITIONS (ARTICLE 6.3)

Except as otherwise agreed in writing, the costs for participation in fairs and exhibitions shall be shared between the parties as follows:

Supplier:__________%
Distributor:________%

If the spaces left blank in the above paragraph are not filled in by the parties, each party will bear the advertising costs it has incurred.

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Annex V

Marketing strategies

(Article 6.4)

§ 1	NOTE TO SUPPLIER AND DISTRIBUTOR

Please provide your views to adapt this Annex to your Product and target market.

§ 2	MARKET RESEARCH

Distributor undertakes to accomplish during the six-month term following the date this Contract enters in force and to provide the Supplier, with a market research, whose minimum scope shall be the following:

	●	Market trend for the Products in the Territory.

	●	Product sales in the last three years in the Territory.

	●	Identification of different market segments.

	●	Key factors for customer demand, per market segment.

	●	Comparative analysis with existing competing Products.

	●	Identification of key opinion leaders, purchase advisors and distribution channels.

	●	Forecast for similar products for the current year.

§ 3	MARKETING STRATEGIES

Please summarize Distributor’s commitments concerning market approach, i.e.:

	●	Exhibiting the Products in the major exhibitions held in the Territory (if there is any of special relevance for this sector, please indicate);

	●	Advertising and advertising rules such as the Consolidated ICC Code of Advertising and Marketing Communication Practice published on 01/08/2011, available at http://www.iccwbo. org/advocacy-codes- and-rules/document-centre/2011/advertising-and-marketing- communication-practice-(consolidated-icc- code)/ ;

	●	Carrying out Product demonstrations;

	●	Drafting technical reviews for specialised media; Visiting

	●	key opinion leaders;

	●	Etc.

§ 4	TRAINING COMMITMENTS

Distributor shall maintain competent and skilled staff properly trained by the Supplier to promote, sell and maintain an adequate after sales service for the Products (please clarify the Supplier´s contribution to this training in terms of cost, venue, term, etc).

§ 5	DISCLOSURE COMMITMENTS

Distributor shall provide Supplier on a half-yearly basis

	●	A six-month forecast of sales.

	●	A half-yearly sales action plan for the Territory.

	●	A report of sales in the Territory by channel for the previous half-year.

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ICC MODEL CONTRACT | DISTRIBUTORSHIP

Annex VI

Conditions of sale — Discounts

(Article 7)

§ 1	SUPPLIER’S GENERAL CONDITIONS OF SALE

To be annexed to the Contract.

The Supplier’s conditions of sale shall apply only if they have been annexed to this document, or if they have been otherwise transmitted in writing to the Distributor for the purposes of this Contract.

§ 2	SPECIFIC DISCOUNTS AND/OR CONDITIONS GRANTED TO THE DISTRIBUTOR.

	a)	The Distributor is granted a discount of .... % on the list prices referred to in Article 7.4.

	b)	Unless otherwise agreed, all sales are executed in accordance with the Incoterms® rule______ in the version current at the date of conclusion of the sales contract.

	c)	The lead time shall be ..... days. Lead time means the period of time between the date of receipt of any accepted order and the date of shipment of the Products, irrespective of the Incoterms® rule agreed upon.

If the space left blank in the above paragraph is not filled in by the parties, and provided there is no special list price for distributors, the Distributor will be entitled to the discount normally granted by the Supplier to distributors being in the same situation for similar quantities of Products.

§ 3	TERMS OF PAYMENT

The parties may choose between the following terms of payment:

	a)	by deferred payment (with ….. days from date of invoice)

	b)	to be agreed upon case by case in the individual contract of sale

	c)	Other:______________________________________________________________________________

In addition, the parties have agreed on the following payment securities, if any:

If neither paragraph 1 of this Annex VI is applicable, nor this paragraph 3 of Annex VI has been completed by selecting one of the alternatives and no other agreement on terms of payment has been made in writing, alternative A (with 30 days from date of invoice) shall apply.

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Annex VII

Guaranteed minimum target

(Article 8.3)

This Annex VII is applicable only if the parties have fixed the minimum target by filling in one of the alternatives hereafter.

The Distributor undertakes, during each year, to place orders for not less than:

__________________________________________________________(amount in money)51

__________________________________________________________(amount in Products)

If at the end of the year the above Guaranteed Minimum Target has not been attained, unless the Distributor shows that it cannot be held responsible for such non-attainment, the Supplier shall be entitled, subject to giving one month’s notice, at its choice, to terminate this contract, or to cancel the Distributor’s exclusivity, or to reduce the extent of the Territory or the range of the Products. This right must however be exercised in writing not later than two months after the end of the year in which the Guaranteed Minimum Target has not been attained.

Unless the parties hereafter agree on different figures, the Guaranteed Minimum Target indicated above shall also be applicable for each year of the duration (including the case of renewal) of this Contract.

[51]	If this alternative is chosen, care should be taken in order to avoid the agreed sum being automatically reduced (from year to year) as a consequence of inflation, e.g., by providing a yearly increase.

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ICC MODEL CONTRACT | DISTRIBUTORSHIP

Annex VIII

ICC Model Confidentiality clause 2006

(Article 14)

1.1	“Agreement” means the contract incorporating this Clause.

“Purpose” means the purpose of the Agreement.

“Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party. “Permitted

Recipients” means any director, officer, employee, adviser or auditor of the Receiving Party or any of its Related Companies who reasonably needs to know Confidential Information for the Purpose.

“Receiving Party” means the Party receiving Confidential Information from the Disclosing Party. “Related Company”

means any corporation, company or other entity that controls, or is controlled by, one Party or by another Related Company of that Party, where control means ownership or control, direct or indirect, of more than fifty (50) per cent of that corporation’s, company’s or other entity’s voting capital.

“Confidential Information” means any information or data, or both, communicated by or on behalf of the Disclosing Party to the Receiving Party, including, but not limited to, any kind of business, commercial or technical information and data in connection with the Purpose, except for such information that is demonstrably non-confidential in nature. The information shall be Confidential Information, irrespective of the medium in which that information or data is embedded, and whether the Confidential Information is disclosed orally, visually or otherwise. Confidential Information shall include any copies or abstracts made of it as well as any products, apparatus, modules, samples, prototypes or parts that may contain or reveal the Confidential Information. Confidential Information is limited to information disclosed on or after the date of signature of this Agreement.

The Receiving Party shall:

not disclose any Confidential Information to anyone except to the Permitted Recipients, who are bound to the same level of confidentiality obligations as set forth by this Clause;

1.2	use any Confidential Information exclusively for the Purpose; and

	a)	keep confidential and hold all Confidential Information with no less a degree of care as is used for the Receiving Party’s own confidential information and at least with reasonable care.
b)

c)

1.3	Any obligation to keep confidential all Confidential Information shall not apply to the extent that the Receiving Party can prove that any of that information:

	a)	was in the Receiving Party’s possession without an obligation of confidentiality prior to receipt from the Disclosing Party;

	b)	is at the time of disclosure, or subsequently becomes, generally available to the public through no breach of this Agreement by the Receiving Party or any Permitted Recipient;

	c)	is lawfully obtained by the Receiving Party from a third party without an obligation of confidentiality, provided that third party is not, to the Receiving Party’s best knowledge, in breach of any obligation of confidentiality to the Disclosing Party relating to that information; or

	d)	is developed by the Receiving Party or its Related Companies independent of any Confidential Information.

1.4	Unless otherwise specified by the Disclosing Party at the time of disclosure, the Receiving Party may make copies of the Confidential Information to the extent necessary for the Purpose.

1.5	Nothing in this Agreement shall obligate either Party to disclose any information.

Each Party has the right to refuse to accept any information under this Agreement prior to any disclosure. Confidential Information disclosed despite an express prior refusal is not covered by the obligations under this Clause.

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1.6	Nothing in this Agreement shall affect any rights the Disclosing Party may have in relation to the Confidential Information, neither shall this Agreement provide the Receiving Party with any right or licence under any patents, copyrights, trade secrets, or the like in relation to the Confidential Information, except for the use of Confidential Information in connection with the Purpose and in accordance with this Clause.

1.7	The Disclosing Party makes available the Confidential Information as is and does not warrant that any of this information that it discloses is complete, accurate, free from defects or third-party rights, or useful for the Purpose or other purposes of the Receiving Party.

This Clause does not:

1.8	create any other relationship between the Parties; oblige a

	a)	Party to enter into any other contract; or require

	b)	consideration for any information received.

	c)	In addition to any remedies under the applicable law,2 the Parties recognize that any breach or violation of any provision of this Clause may cause irreparable harm to the other Party, which money damages may not necessarily remedy. Therefore, upon any actual or impending violation of any provision of this Clause, either Party may obtain from any court of competent jurisdiction a preliminary, temporary or permanent injunction, restraining or enjoining such violation by the other Party or any entity or person acting in concert with that Party.

1.9	Within ninety (90) days of termination of this Agreement, the Disclosing Party may request the disposal of the Confidential Information. Disposal means execution of reasonable measures to return or destroy all copies including electronic data. Destruction shall be confirmed in writing. Disposal shall be effected within thirty (30) days of the request being made.

1.10	The provisions for disposal shall not apply to copies of electronically communicated Confidential Information made as a matter of routine information technology back-up and to Confidential Information or copies of it that must be stored by the Receiving Party or its advisers according to provisions of mandatory law, provided that this Confidential Information or copies of it shall be subject to continuing obligations of confidentiality under this Agreement; but no further use shall be permitted as from the date of the request.

1.11	Neither Party shall be in breach of this Clause to the extent that it can show that any disclosure of Confidential Information was made solely and to the extent necessary to comply with a statutory, judicial or other obligation of a mandatory nature, afterwards referred to as “Mandatory Obligation”. Where a disclosure is made for these reasons, the Party making the disclosure shall ensure that the recipient of the Confidential Information is made aware of and asked to respect its confidentiality. This disclosure shall in no way diminish the obligations of the parties under this Clause except to the extent that a Party is compelled by any Mandatory Obligation to disclose Confidential Information without restriction.

To the extent permitted by any Mandatory Obligation, the Receiving Party shall notify the other Party without delay in writing as soon as it becomes aware of an enquiry or any process of any description that is likely to require disclosure of the other Party’s Confidential Information in order to comply with any Mandatory Obligation.

1.12	Upon termination, the Receiving Party shall stop making use of the Confidential Information. The obligations of the Parties under this Agreement shall survive indefinitely or to the extent permitted by the applicable mandatory law.

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ICC MODEL CONTRACT | DISTRIBUTORSHIP

Annex IX

Stock of products and spare parts

(Article 15.1)

The Distributor agrees to maintain the following minimum stock of Products and spare parts:

If the Annex here-above is not filled in by the parties, the minimum stock will be determined according to the reasonable requirements for the Territory.

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Annex X

After sales service, repairs, warranty

(Article 15.2)

This Annex shall be applicable only if signed by the parties.

1.	The Distributor agrees to provide, at its expense and with its own personnel and technical means, suitable after sales service, which shall extend to all the Products in respect of which such assistance may be required in the Territory. Such after sales service shall be provided in accordance with the standards indicated by the Supplier.

2.	The Supplier shall provide the Distributor with the training necessary to enable the latter’s personnel to provide the above services. The Distributor agrees that, at its own expense, its technical and sales personnel will participate in such relevant training and updating of courses as the Supplier may decide to organize.

3.	The Distributor shall carry out free of charge all repairs and replacements provided for in the warranty conditions of the Supplier and shall bear all the expenses of such service. The Supplier shall supply the Distributor with the items or parts needed to replace defective items or parts under the warranty conditions.

4.	After expiration for whatever reason of this Contract the Distributor shall discontinue any after sale or warranty service, unless otherwise agreed upon in writing between the parties. Any request from the customers shall be transmitted by the Distributor to the persons indicated by the Supplier.

The Supplier

___________________________________________________________________________________________

The Distributor
____________________________________________________________________________________________

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ICC MODEL CONTRACT | DISTRIBUTORSHIP

Annex XI

Change of control, ownership and/or management in the Distributor

(Article 20.5)

The supplier may terminate this Contract with immediate effect, if:

Mr./Ms.________________ ceases to own more than _______________% of the shares of the Distributor company.

Mr./Ms.________________ ceases to be the ______________________52 of the Distributor company.

[52]	Specify here the position that the qualifying person has in the distributor (company), e.g., director, general manager, president of the board, as the case may be. This clause may be dangerous for the distributor company, particularly if the qualifying person is not the owner, but only an employee.

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Annex XII

Goodwill Indemnity53

(Article 21 B)

This Annex shall be applicable only if signed by the parties.

§ 1	In case of Contract termination by the Supplier for reasons other than a breach by the Distributor, justifying earlier termination under Article 20, the latter shall be entitled to an indemnity equal to 50 % or % of the annual gross profit made with new customers acquired by the Distributor or with customers with whom the Distributor has significantly increased the volume of business, to be calculated on the average of the preceding five years (or, if the Contract has lasted less than five years on the average of such duration).

§ 2	The Distributor undertakes to make its best efforts to have the existing customers transferred to the Supplier or to the new distributor (or agent) of the Supplier. In pursuance of the above obligation the Distributor agrees to refrain, for a period of 12 months from Contract termination, directly or indirectly, from selling, distributing or promoting any products which are in competition with the Products to customers to which it previously sold the Products or promoted the sale of the Products under this Contract.

§ 3	The indemnity shall be paid in three instalments of equal amount respectively 4, 8 and 12 months after contract § 3 termination. The payment of the indemnity is made conditional upon the performance, by the Distributor, of the obligation under § 2, hereabove.

§ 4	The Distributor has the option to waive its right to indemnity at any time. In this case the non- competition clause § 4 under § 2 above as well as the obligation to encourage the transfer of existing customers to the Supplier or new distributor (or agent) will cease to apply. Exercising this option shall not require the Distributor to reimburse any instalment which has already been paid.

The Supplier
__________________________________________________________________________________________

The Distributor
__________________________________________________________________________________________

[53]	This clause is to be considered as an example of possible contractual solutions, which should be worked out by the parties, according to their specific needs. In particular, while this clause mainly refers to the value of the goodwill, other aspects (as, for example, invest- ments made by the distributor) may be taken into account.

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